Exhibit 99.1

For additional information contact:

DRG&L / 713-529-6600
Ken Dennard / Sheila Stuewe
Investor Relations

Luby’s, Inc. to Purchase Cheeseburger in Paradise Brand and Locations

HOUSTON, TX – November 28, 2012 – Luby’s, Inc. (NYSE: LUB) (“Luby’s”), owner of Luby’s Cafeterias and Fuddruckers brands, today announced that it has entered into a Membership Unit(s) Sale And Purchase Agreement (“Agreement”) to purchase all of the Membership Units of Paradise Restaurants Group LLC, and certain of their affiliates (collectively known as, “Cheeseburger in Paradise”) through a wholly-owned subsidiary for approximately $11 million in cash plus customary reimbursements for cash-on-hand, inventory, and accounts receivable offset by liabilities assumed at closing. Luby’s will fund the purchase from cash and its credit facility. Luby’s will operate 23 Cheeseburger in Paradise locations in 14 states. Prior year revenues for the locations to be purchased were over $50 million. Luby’s anticipates developing opportunities to expand the brand.

Cheeseburger in Paradise is known for its inviting beach-party atmosphere, its big, juicy burgers, salads, coastal fare and other tasty and unique items. Cheeseburger in Paradise is a full-service island-themed restaurant and bar, developed ten years ago in collaboration with legendary entertainer Jimmy Buffett, based on one of his most popular songs. The restaurants also feature a unique tropical-themed island bar with many televisions and tasty “boat drinks”.

Chris Pappas, President and CEO, remarked, “Cheeseburger in Paradise will nicely complement our core family-friendly brands, Luby’s Cafeterias and Fuddruckers, with a casual dining restaurant and bar offering. A number of their 23 locations are located in high traffic areas, many near successful malls and tourist attractions. With the addition of Cheeseburger in Paradise, we will further enhance our competiveness and increase the Company’s opportunities for revenue growth in the future.”

Peter Tropoli, Chief Operating Officer, added, “With our corporate support and resources, we hope to further enhance store-level operations as well as unit economics, and we plan to benefit from synergies among our group of brands. From a guest and employee perspective, the transition should be seamless.”

Luby’s and Cheeseburger in Paradise have made customary representations, warranties and covenants in the Agreement, which is subject to termination by either Luby’s or Cheeseburger in Paradise upon the occurrence of specified events. The transaction is expected to close on or before December 5, 2012, subject to the satisfaction or waiver of other customary closing conditions.

About Luby’s, Inc.

Luby’s, Inc. operates restaurants under the brands Luby’s Cafeteria and Fuddruckers and provides food service management through its Luby’s Culinary Services division. The company-operated restaurants include 93 Luby’s cafeterias, 62 Fuddruckers restaurants, two Koo Koo Roo Chicken Bistros, and one Bob Luby’s Seafood Grill. Its 93 Luby’s cafeterias are located throughout Texas and other states. Its Fuddruckers restaurants include 62 company-operated locations and 121 franchises across the United States (including Puerto Rico), Canada, and Mexico. Luby’s Culinary Services provides food service management to 18 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Outlook” and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, the expected financial impact of Fuddruckers restaurants, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company’s actual results to differ materially from the expectations the Company describes in its “forward-looking statements”: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

####